EXHIBIT (99)(a)

NEWS RELEASE

                February 23, 2005
Contact:  Tony W. Wolfe
 President and Chief Executive Officer

 A. Joseph Lampron
 Executive Vice President and Chief Financial Officer

 828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES 10% STOCK DIVIDEND AND CASH DIVIDEND

The Board of Directors of Peoples Bancorp of North Carolina, Inc., Newton, NC authorized a 10% stock dividend and declared the Company’s regular cash dividend for the first quarter of 2005 in the amount of $.10 per share at their most recent meeting. As a result of the stock dividend, each shareholder will receive one new share of stock for every ten shares of stock they hold as of the record date. Shareholders will receive a cash payment in lieu of any fractional shares resulting from the stock dividend. The cash dividend will be paid based on the number of shares held by shareholders as adjusted by the stock dividend. The stock dividend and cash dividend will be paid simultaneously on March 16, 2005. The record date for the stock dividend and cash dividend is March 3, 2005.

Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan. For details, you may contact the Investor Relations Department at (828) 464-5620 or (800) 948-7195.

Peoples Bank, the wholly owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates 11 offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, and one office in Mecklenburg County. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.” Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc., and Trident Securities, Inc. are market makers for the Company’s shares.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2003, under “General Description of Business” and otherwise in the Company’s reports and filings.

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